FOR IMMEDIATE RELEASE

Thursday, November 4, 2004

EGL, Inc. Operating Income Improves 124%

On 35% Increase in Gross Revenue

HOUSTON, November 4, 2004 – EGL, Inc. (NASDAQ: EAGL) announced that net income increased 215% to $17.5 million for the three months ended September 30, 2004, compared to $5.6 million in the third quarter of 2003.  Diluted earnings per share for the quarter were $0.36 compared to $0.12 in Q3-2003.  Included in the quarter was a $0.06 per share gain on the previously announced sale of TDS, offset by an unrelated tax charge of $0.01 per share.  Excluding those items, diluted earnings per share for the quarter were $0.31.

Q3 Financial Highlights

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Gross revenues and net revenues increase to record highs

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Strong volumes across all product lines and geographic areas, including a 15% increase in the North America domestic product gross revenues

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Operating income as a percentage of net revenues increased to 11.3% this quarter from 6.2% last year

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Net income improved by $12.0 million to $17.5 million

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Gain on sale of TDS of $5.4 million ($0.06/share), excluding sale proceeds held in escrow

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Entered into a 5-year, $150 million unsecured revolving credit facility

	Three Months Ended		Nine Months Ended
	09/30/04	09/30/03	09/30/04	09/30/03
$ thousands (except EPS)
Gross revenues % change	$ 719,536 + 35%	$ 533,616	$ 1,941,673 + 27%	$ 1,533,022
Net revenues % change Net revenue margin	$ 225,609 + 23% 31.4%	$ 183,764 34.4%	$ 634,643 + 18% 32.7%	$ 536,860 35.0%
Net income Diluted EPS	$ 17,512 $ 0.36	$ 5,556 $ 0.12	$ 36,199 $ 0.75	$ 14,818 $ 0.31

EGL Chief Executive Officer Jim Crane commented, “Our third quarter performance demonstrates the scope of our global network with a continued competitive advantage in North America.  In the North America forwarding market, improvements in priority volumes and continued expansion of deferred shipments reflect the strength of our low cost domestic network.  In addition, we continue to see strong growth in our international business as we leverage our North America network and customer base.  As our domestic priority product continues to improve, we expect our profitability to continue to grow.”

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Gross revenues increased 35% from the third quarter of 2003 to $720 million, reflecting a 36% increase in airfreight revenues, a 46% increase in ocean revenues, and a 23% increase in customs brokerage and logistics.  Gross revenues outside North America increased 51% on the continued strength of volumes in Asia and the Middle East.  The growth of the North America domestic product revenues of 15% was an increase from the Q2 2004 results, which showed an 8% increase over the same period of the prior year.  CEO Jim Crane remarked, “Our unique business model with a balanced domestic and international network allows us to weather periods where international pricing is under pressure by leveraging our competitive advantages in North America.”

Third quarter 2004 net revenues of $226 million increased 23% over last year and surpassed net revenues for the second quarter of 2004, resulting in another record high for the Company.  Net revenue margins of 31.4% were 300 basis points lower than the third quarter of 2003. This reflects an acceleration of growth in international air and ocean products which carry a lower net revenue margin but a higher net revenue per shipment, pass-through of higher fuel and security surcharges without corresponding net revenue margin and higher transportation costs due to capacity constraints, mainly from Asia.

Operating income for the third quarter of 2004 was $25.4 million, an increase of $14.1 million from the third quarter of 2003.  Operating income as a percent of net revenues for the quarter increased 510 basis points to 11.3% compared to last year.

As previously announced, during the third quarter of 2004, the Company sold its interest in TDS for $45 million, excluding sale proceeds held in escrow, resulting in a gain of $5.4 million or $0.06 per share for the quarter.  In addition, the Company also entered into a new 5-year, $150 million unsecured revolving credit facility to replace its $100 million secured facility which would have expired in December 2004.

A tax adjustment of $305,000, or $0.01 per share, is included in the quarter primarily due to lower than expected earnings from certain European countries.  The additional tax expense increased the effective tax rate during the quarter to 38.6%.  Management believes that the tax rate for the fourth quarter will be 37.5%.

CEO Jim Crane added, “Our organization continues to focus on operating efficiencies, testing our internal controls for compliance with section 404 of the Sarbanes-Oxley Act of 2002, and the implementation of our Vision Suite of Technologies, which have now been deployed in eight countries, including the United Kingdom and Hong Kong during the third quarter of 2004.  “Global Vision” is the freight forwarding system that allows a seamless flow of data across the globe, eliminating duplicate data entry on multiple systems and improving visibility of shipment activity.  “Financial Vision” is the Oracle-based financial system that allows global visibility of financial results, streamlined financial reporting and the ability to automate intercompany transactions.  “People Vision” is the Oracle-based human resources application that allows global visibility to employee tracking, training and development. The global deployment of EGL Vision will continue into next year.”

For the nine months ended September 30, 2004, gross revenues improved 27% to $1.94 billion, while net revenues increased 18% to $635 million.  Operating income increased 78% to $50 million from $28 million last year.  Net income of $36 million compares to $15 million in the same period last year.  Fully diluted earnings per share increased to $0.75 from $0.31 last year.   Cash flow from operations for the nine months ended September 30, 2004 was $43 million while capital expenditures were $30.5 million.

Fourth Quarter of 2004, Total Year 2004 and Total Year 2005

EGL expects fourth quarter 2004 diluted earnings per share in the range of $0.32 to $0.33, compared to $0.19 last year.  For 2004, EGL raises its projections for gross revenues to be in the range of $2.6 to $2.7 billion and raises its estimates for diluted earnings per share to be in the range of $1.07 - $1.08, including the $0.06 gain from the aforementioned TDS sale, as compared to $0.50 last year.  For 2005, EGL reiterates its estimate of diluted earnings per share in the range of $1.20 - $1.30.

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Earnings Conference Call

EGL, Inc. plans to host a conference call for shareholders and the investing community on November 4, 2004 at 10 a.m. Eastern time (7 a.m. Pacific) to review results for the quarter ended September 30, 2004.  The call can be accessed by dialing (719) 457-2626, access code 810295 and is expected to last approximately 60 minutes. Callers are requested to dial in at least 5 minutes before the start of the call. The call will also be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page.  An audio replay will be available until Thursday, November 18, 2004 at (719) 457-0820, access code 820195.

Third quarter 2004 product and geographic data and air freight statistics are available on EGL’s website, www.eaglegl.com on the Investor Relations page.

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Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2003 revenues exceeding $2.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pick up and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference call referred to above) regarding improvements in priority product volumes, projected profitability, adding to growth,  increased efficiencies, the timing, scope and impact of deployment of operating and financial systems, whether or not such deployment will be completed in a timely manner, our effective tax rate for 2004,  the adequacy of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, third  quarter and total year results and diluted earnings per share, 2005 total year results and diluted earnings per share, projected results for 2004, whether or not operating costs can be reduced,  our ability to outperform the economy, and our ability to retain a competitive advantage in North America, and other statements which are not historical facts, are forward looking statements.  Such statements involve risks and uncertainties including, but not limited to, general economic conditions, risks associated with operating in international markets, the results of litigation, the timing and effects of any improvements in the regions and industry sectors in which the Company’s customers operate, infrastructure improvements, ability to manage and continue growth, competition and other factors detailed in the Company's 2003 Form 10-K, proxy statement and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.   The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$ 719,536	$ 533,616	$ 1,941,673	$ 1,533,022
Cost of transportation	493,927	349,852	1,307,030	996,162
Net revenues	225,609	183,764	634,643	536,860
Operating expenses:
Personnel costs	126,845	105,931	356,735	309,983
Other selling, general and administrative expenses	73,348	66,500	227,765	198,695
Operating income	25,416	11,333	50,143	28,182
Nonoperating income (expense), net	3,091	(2,397)	8,850	(4,348)
Income before provision for income taxes	28,507	8,936	58,993	23,834
Provision for income taxes	10,995	3,380	22,794	9,016
Net income	$ 17,512	$ 5,556	$ 36,199	$ 14,818

Basic earnings per share	$ 0.39	$ 0.12	$ 0.80	$ 0.31
Diluted earnings per share	$ 0.36	$ 0.12	$ 0.75	$ 0.31
Basic weighted-average common shares outstanding	44,801	47,230	45,478	47,151
Diluted weighted-average common shares outstanding	51,202	47,536	51,687	47,419

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EGL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)
	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$ 111,153	$ 110,026
Trade receivables, net of allowance	552,116	447,353
Other current assets	67,406	56,875
Total current assets	730,675	614,254
Property and equipment, net	172,171	164,038
Investments in unconsolidated affiliates	655	38,957
Goodwill, net	109,190	96,209
Other assets, net	32,406	30,780
Total assets	$ 1,045,097	$ 944,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term notes payable	15,644	13,017
Trade payables and accrued transportation costs	331,772	268,354
Accrued expense and other liabilities	141,368	103,247
Total current liabilities	488,784	384,618
Long-term notes payable	109,501	114,407
Other noncurrent liabilities	30,597	23,817
Minority Interest	549	6,800
Total stockholders’ equity	415,666	414,596
Total liabilities and stockholders’ equity	$ 1,045,097	$ 944,238

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EGL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$ 36,199	$ 14,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,912	23,059
Bad debt expense	4,857	6,174
Transfers to restricted cash	(351)	(5,383)
Other	(11,548)	4,889
Net effect of changes in working capital, net of assets acquired	(11,977)	7,484
Net cash provided by operating activities	43,092	51,041
Cash flows from investing activities:
Capital expenditures	(30,503)	(19,507)
Purchases of short-term investments	(43)	-
Proceeds from sales of other assets	873	2,623
Proceeds from sale-lease back transactions	-	1,158
Acquisitions of businesses, net of cash acquired	(19,507)	(21,084)
Proceeds from sale of unconsolidated affiliates	52,123	-
Collection of capital leases issued	552	-
Net cash provided by (used in) investing activities	3,495	(36,810)
Cash flows from financing activities:
Repayments of notes payable, net	(1,190)	(1,913)
Repayment of financed insurance premiums and software maintenance, net	(4,666)	(7,378)
Repayment of capital leases	(820)	-
Repurchases of common stock	(59,079)	-
Issuance of common stock	319	272
Proceeds from exercise of stock options	22,932	3,033
Dividends paid to minority interest partners	(114)	(185)
Net cash used in financing activities	(42,618)	(6,171)
Effect of exchange rate changes on cash	(3,190)	(201)
Increase in cash and cash equivalents	779	7,859
Cash and cash equivalents, beginning of the period	95,916	111,477
Cash and cash equivalents, end of the period	$ 96,695	$ 119,336